EXHIBIT 10.67

AS SEEN ON TV, INC.

August 10, 2012

eDiets.com, Inc.

1000 Corporate Drive, Suite 600

Fort Lauderdale, Florida 33334

Attention:	Mr. Kevin A. Richardson, II
Chairman of the Board of Directors

Gentlemen:

This letter of intent (the “Letter of Intent”) sets forth the terms and conditions upon which eDiets.com, Inc., a Delaware corporation (“eDiets”), will merge (the “Merger”) with a newly-formed, wholly-owned subsidiary (“MergerCo”) of As Seen On TV, Inc., a Florida corporation (“ASTV”). The intentions of the parties are subject to the execution and delivery of mutually acceptable agreements (including a merger agreement, exchange agreements and employment agreements), various third-party approvals, including Board and any required stockholder approvals and approvals of relevant government agencies, and satisfaction of various other conditions, some of which are specified below.

1. Transaction Summary. The transaction can be summarized as follows:

Merger:	The proposed transaction shall be structured as a reverse triangular merger, pursuant to which MergerCo shall be merged with and into eDiets, with eDiets as the surviving corporation. As a result of the Merger, the outstanding shares of common stock of eDiets (“eDiets Common Stock”) shall be exchanged for 16,185,392 newly-issued, validly authorized and issued, fully paid, and nonassessable shares of common stock of ASTV (“ASTV Common Stock”). The merger consideration shall consist of shares of common stock of eDiets (“eDiets Common Stock”).

2. Merger Agreement. The parties intend to execute and deliver an Agreement and Plan of Merger (the “Merger Agreement”) in respect of the transactions contemplated hereby and consistent with the terms of this letter agreement containing the following terms:

Merger Parties:	ASTV MergerCo eDiets

Merger Summary; Tax Treatment:	MergerCo shall merge with and into eDiets, from which eDiets shall be the surviving corporation. The parties intend that the Merger shall qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code, as amended.

Merger Consideration:	In exchange for the shares of eDiets Common Stock, the holders of eDiets Common Stock will receive 16,185,392 newly-issued, validly authorized and fully paid, and nonassessable shares of ASTV Common Stock. The issuance of such shares of ASTV Common Stock shall be registered under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-4 thereunder, which form shall also constitute an information statement on Schedule 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the consent of the majority stockholders of eDiets to the Merger and matters related thereto (the “Registration/Information Statement”). ASTV shall assume all obligations of eDiets at the effective time of the Merger (the “Effective Time”).

Options, Warrants, and Other Convertible or Exchangeable Securities:	All outstanding securities of eDiets exercisable or exchangeable for, or convertible into, capital stock of eDiets shall be deemed converted into, and exchanged for securities of ASTV, with the number of such securities, and/or the number of shares of ASTV Common Stock issuable upon the exercise, exchange, or conversion thereof, adjusted as to exercise price and number to be as if such securities had been exercised, exchanged, or converted immediately prior to the record date for the Merger.

Representations and Warranties:	Customary representations including, accuracy and completeness of the Registration/Information Statement, registration of the ASTV Common Stock and eDiets Common Stock under the Exchange Act, effectiveness of controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, status of certifications pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, eligibility of the ASTV Common Stock to trade and be quoted on the OTCQB, organization, subsidiaries, and good standing, litigation, capitalization, corporate power and authorization, no breach, valid and binding agreement, financial statements, no undisclosed liabilities, absence of certain developments and material adverse changes, title to property, contracts, tax matters, intellectual property, litigation, employee benefit plans, insurance, relationships with material suppliers and customers, compliance with laws, loans to officers and directors, market activities, brokerage, governmental consents, environmental compliance, employee and labor relations, accounts, effect of transaction, salaries of officers and directors, and certain activities of officers and directors.

Conditions to Merger:

Customary conditions, including, without limitation, the following:

•        Satisfaction by each party with its due diligence review of the other;

•        Accuracy and completeness of representations and warranties at date of the Merger Agreement as well as at the Effective Time;

•        Performance by, or compliance with, each party of covenants required to be performed or complied with thereby prior to or at the Effective Time;

•        Receipt of mutually agreeable forms of closing documentation;

•        Effectiveness of the Registration/Information Statement under the Securities Act and the lack of material misstatement therein or omission therefrom, as well as the expiration of any waiting or other time periods with respect thereto;

•        Compliance by ASTV with applicable state securities law or “blue sky” requirements relating to the transactions contemplated hereby;

•        Requisite third party consents have been obtained, including approval by the Board of Directors of both parties and majority stockholders of eDiets;

•        Receipt of comfort letters from the auditors of ASTV and eDiets;

•        Holders of $800,000 of the approximately $1,000,000 in related party obligations of eDiets have entered into agreements mutually agreeable to such related parties and ASTV pursuant to which such obligations are modified so as not to be current liabilities commencing at the Effective Time and/or shall be converted into ASTV Common Stock at or following the Effective Time; notwithstanding the foregoing, of such $1,000,000, the $200,000 note payable to Kevin McGrath shall be repaid as provided in the note, and of the amounts payable under the Richardsons and Isgur notes $100,000 shall be repaid to each at the closing of the Merger;

•        Receipt of opinions by each of ASTV and eDiets as to the fairness, from a financial point of view, of the merger consideration, provided, however, that the Board of Directors of either party may determine not to seek such an opinion if, in their discretion, they deem such opinion not to be necessary;

•        Requisite governmental approvals, consents and filings have been made or obtained;

•        No action pending or threatened challenging the merger or imposing limitations on the surviving entity;

•       No material adverse change in either party’s business, prospects, financial condition, results of operations, or capitalization;

•       eDiets employees have executed confidentiality and protection of intellectual property agreements in form and substance reasonably satisfactory to ASTV;

•       Employment agreements upon terms and conditions reasonably satisfactory to ASTV and each of Tom Connerty, Jennifer Hartnett, and Robert Smedley shall have been entered into by ASTV and each of such individuals;

•       Continued quotation of the ASTV Common Stock on the OTCQB or OTCBB;

•       Continued registration of the ASTV Common Stock under the Exchange Act;

•       the continued compliance by the parties with the periodic reporting requirements under the Exchange Act;

•       Customary opinions of counsel for both parties;

•       Termination of related party guarantees with respect to obligations of eDiets; and

•       The outstanding stock options and warrants of eDiets immediately prior to the Effective Time of the Merger shall be exchanged for stock options and warrants of ASTV with substantially equivalent vesting and exercise rights.

Covenants and Agreements:

Customary covenants and agreements including:

•       Conduct of business pending Merger;

•       Access to books and records;

•       No consideration of other Acquisition Proposals (as hereinafter defined) by either party until November 1, 2012;

•       Regulatory filings, if required;

•       Following the execution of the Merger Agreement, ASTV will promptly, at its expense, and with the assistance and participation of eDiets (such assistance and participation, including, without limitation, the preparation of all required disclosure and financial information relating to eDiets, at the expense of eDiets), (i) prepare and submit the Registration/Information Statement to the Securities and Exchange Commission (the “SEC”), (ii) promptly following the effectiveness of the Registration/Information Statement under the Securities Act, mail copies of the Registration/Information Statement to eDiets’ stockholders in accordance with the applicable regulations of the SEC and eDiets’ bylaws;

•       No issuance by eDiets of additional shares of capital stock or the incurrence of indebtedness not incurred in the ordinary course of business without the prior written consent of ASTV or pursuant to currently outstanding options, warrants, or convertible or exchangeable securities, provided, however, that eDiets may issue up to $500,000 of securities in a bridge financing;

•       No liquidating or other dividends by any party;

•       ASTV shall commit to provide eDiets no less than $2.0 million for the development of the current business and operations of eDiets for use following the Effective Time, provided, however, that such amount may be reduced by expenditures made by ASTV for the benefit of eDiets prior to the Effective Time with the prior written consent of eDiets;

•       Confidentiality and Non-Solicitation;

•       No charter amendments by any party; and

•       Compliance with applicable requirements under the Exchange Act..

Termination:	Terminable (i) by mutual consent of the parties or (ii) by either party if the conditions to such party’s obligations are incapable of fulfillment or Merger shall not have occurred by November 1, 2012.

Break-Up Fees:	Other than for Good Cause (as hereinafter defined), in the event that either party shall terminate the Merger Agreement, such party shall be required to pay to the other within five business days a break-up fee in the amount of $1,000,000. For purposes hereof, the term “Good Cause” shall mean (i) failure of the other party to satisfy the conditions set forth in the Merger Agreement, or (ii) failure of the other party to perform or otherwise comply with covenants set forth in the Merger Agreement.

Amendment; Waiver:	Written consent of eDiets and ASTV.

Governing Law:	Florida

3. Governance Following the Effective Time. Following the Effective Time, the governance of ASTV and eDiets shall be as follows:

Board of Directors:

The Board of Directors of ASTV following the Effective Time shall initially be comprised of seven members, four of which shall be designees of ASTV (and two of whom shall be independent), two of which shall be designees of eDiets, and one of whom shall be independent and mutually agreeable to ASTV and eDiets. The designees of eDiets shall be Kevin Richardson and Tom Connerty, the terms of which shall extend through at least March 2014.

The Board of Directors of eDiets following the Effective Time shall initially be comprised of three directors comprised of two designees of eDiets and one designee of ASTV.

Management:

The officers of ASTV immediately prior to the Effective Time shall continue to serve as the officers of ASTV commencing at the Effective Time, subject to the terms of their respective employment agreements.

The officers of eDiets immediately prior to the Effective Time shall continue to serve as the officers of eDiets commencing at the Effective Time, subject to the terms of their respective employment agreements.

4. Due Diligence. (a) ASTV shall afford to the employees, agents and authorized representatives of eDiets reasonable access at reasonable times, upon reasonable prior notice, to ASTV’s properties, offices, files, agreements, books and records as may be necessary in order that eDiets may have a full opportunity to conduct such investigations and due diligence reviews as it shall deem necessary in connection with the transactions contemplated herein and by the Merger Agreement.

(b) eDiets shall afford to the employees, agents and authorized representatives of ASTV reasonable access at reasonable times, upon reasonable prior notice, to eDiets’ properties, offices, files, agreements, books and records as may be necessary in order that ASTV may have a full opportunity to conduct such investigations and due diligence reviews as it shall deem necessary in connection with the transactions contemplated herein and by the Merger Agreement.

5. Confidentiality, Non-disclosure. (a) As a condition to ASTV and eDiets (each, a “Party” and collectively the “Parties”) furnishing information requested by the other Party pursuant to paragraph 4 above, the Parties each have agreed and do hereby agree to treat any information concerning the other Party (whether oral or written and whether prepared by or on behalf of such Party) which is furnished by or on behalf of such Party (herein collectively referred to as the “Evaluation Material”) as confidential and proprietary. The term “Evaluation Material” shall include any documents or other information previously supplied by or on behalf of either Party, and also shall also include information prepared by either Party or on such Party’s behalf based on Evaluation Material supplied by or on behalf of such Party. The term “Evaluation Material” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the other Party or its directors, officers, affiliates or employees, (ii) becomes available to the other Party on a non-confidential basis from a source other than such Party or its advisors, provided that such source is not bound by a confidentiality agreement with such Party or a third party, or (iii) has been independently developed by either Party.

(b) Each Party hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Parties, and that such information will be kept confidential by each Party and by all persons who receive Evaluation Material directly or indirectly from either Party, which persons shall be limited to only those of either Party’s officers, employees and advisors (including underwriters and underwriters’ counsel) who need to know such information and who will use such information solely for the purpose of evaluating any such possible transaction. Any such person to whom Evaluation Materials is disclosed directly or indirectly by a Party shall be informed by such Party of the confidential nature of such information and shall be directed to treat such information confidentially.

(c) In the event that either Party or such Party’s representatives become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or otherwise believes it is required by law to disclose any of the Evaluation Material, such Party (for the purposes of this paragraph, the “Disclosing Party”) agrees that it or its representatives, as the case may be, will provide the other Party with prompt written notice of such request(s) so that such other Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Disclosing Party agrees that it will furnish only that portion of the Evaluation Material and other information which is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Evaluation Material and other information which is being disclosed.

(d) In the event that the Parties do not proceed with the transaction which is the subject of this letter within a reasonable time frame each Party shall either promptly return to the other Party or destroy all written Evaluation Material and any other written material containing any information in or derived from the Evaluation Material, and will not retain any copies, extracts or other reproductions in whole or part of such written material.

(e) It is understood that the non-breaching Party would sustain irreparable injury in the event of a breach of this letter agreement. Accordingly, in the event of any such breach, the non-breaching Party will be entitled to seek and obtain immediate injunctive relief. Nothing herein shall limit any legal or equitable right otherwise available to the non-breaching Party, including, but not limited to, rights relating to trade secrets or intellectual property.

6. Exclusivity. In consideration of each Party’s committing time and expenses to its due diligence investigation of the other, from the date of this letter until the date 30 days from the date hereof such Party will not, and will not authorize or permit its officers, directors, stockholders, affiliates, employees, agents or representatives to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal or engage in negotiations with, or disclose any nonpublic information relating to such Party or any of its subsidiaries or afford access to the properties, books or records of such Party or any of its subsidiaries to, any person that has advised such Party or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal. Such Party agrees to promptly notify the other upon the receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to such Party or any of its subsidiaries or for access to the properties, books or records of such Party or any of its subsidiaries by any person that has advised such Party or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal and will keep the other Party fully informed of the status and details of any such Acquisition Proposal, indication or request. An “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, a merger or other business combination involving such Party or any of its subsidiaries, if any, or the acquisition of any significant equity interest in, or a significant portion of the assets of, such Party or any of its subsidiaries, other than the transactions contemplated herein.

7. Announcements. Subject to compliance with applicable law, other than as agreed to in writing by eDiets and ASTV, no announcement shall be made in relation to the proposed transaction nor shall any public disclosure be made of any of the proposed terms other than to a Party’s professional advisors.

8. Costs. Each Party shall bear its own costs and expenses (including professional fees) in connection with the negotiation of the definitive Merger Agreement and all documents associated therewith.

9. Nature of Agreement. It is understood that this Letter of Intent merely constitutes a statement of our mutual intentions with respect to the Merger, does not contain all matters upon which agreement must be reached in order for the Merger to be consummated and, therefore, does not constitute an obligation binding on either side. A binding commitment with respect to the Merger will result only from execution and delivery of the definitive Merger Agreement, subject to the conditions expressed thereon. Notwithstanding the foregoing, the provisions of Sections 5, 6, 7, 8, and 9 are agreed to be fully binding on the parties upon execution of this Letter of Intent and shall survive the termination of this Letter of Intent unless and until they are superseded by a definitive Merger Agreement or other agreement between the parties hereto. This Letter of Intent shall be governed by the laws of the State of Florida, without regard to applicable principles of conflicts of laws. This Letter of Intent may be executed in two or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

10. Best Efforts. ASTV and eDiets will cooperate with each other to the fullest extent in the preparation of the definitive Merger Agreement, the Registration/Information Statement, the related agreements, and other necessary documentation and in obtaining all necessary consents, approvals and releases from third parties. ASTV and eDiets will use their best efforts to negotiate and execute as soon as reasonably possible a definitive Merger Agreement and all related agreements with respect to the Merger. ASTV and eDiets will use their best efforts to take all steps necessary to permit the effectiveness of the Merger as soon as reasonably practicable, and in any event by November 1, 2012 (the “Target Date”).

11. Standstill. From the date hereof through the Target Date, neither ASTV nor any affiliate thereof shall (a) acquire, purchase, or otherwise obtain rights, directly or indirectly, to acquire or purchase, shares of eDiets Common Stock or other securities of eDiets, (b) solicit, or become a member on any group (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) which solicits, any securityholder of eDiets for any purpose whatsoever, or (c) contact, undertake negotiations with or provide any information in connection with the transactions contemplated herein to any third party for any purpose including pursuing another transaction or series of transactions similar to the ones contemplated herein.

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Please indicate your confirmation of the foregoing by signing a copy of this letter of intent where indicated below.

Very truly yours,

AS SEEN ON TV, INC.

By:	/s/ Steve Rogai
Name:	Steve Rogai
Title:	CEO

Agreed to:

eDIETS.COM, INC.

By:	/s/ Kevin A. Richardson, II
Name:	Kevin A. Richardson, II
Title:	Executive Chairman